Exhibit 20.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Mogo Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statement of financial position of Mogo Inc. (the “Company") as of December 31, 2024 and the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and the results of its consolidated operations and its consolidated cash flows for the year then ended, in conformity with IFRS® Accounting Standards as issued by the International Accounting Standards Board.

We have also audited the reclassification of prior year presentation change in the disaggregation of revenue described in Note 13 to the consolidated financial statements as of December 31, 2023 and 2022. In our opinion, such reclassification have been properly applied. We were not engaged to audit, review or apply any procedures to the 2023 and 2022 consolidated financial statements of the Company other than with respect to the reclassification, and accordingly, we do not express an opinion or any other form of assurance on the 2023 and 2022 consolidated financial statements taken as a whole.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

MNP LLP
1021 West Hastings St, Suite 2200, Vancouver BC, V6E 0C3	1.877.688.8408 T: 604.685.8408 F: 604.685.8594

Assessment of Allowances for Loan Losses

Loans receivable, net represent lines of credit advanced to customers in the normal course of business. The Company applies a three-stage approach to measure the allowances for loan losses, using an expected credit loss approach pursuant to the provisions of IFRS 9 Financial Instruments expected credit losses (“ECL”) framework. The Company’s ECL approach involves the application of a probability-weighted estimate of future credit losses, and trends in forward-looking macroeconomic factors. The Company’s allowance for loan losses as of December 31, 2024 was $14,076 thousand. Refer to Notes 3c and 3(o)(i) and 4 of the consolidated financial statements for further details.

We considered this a critical audit matter, as auditing the allowances for loan losses represented an area of significant risk of material misstatement given the magnitude of the effect of the provision on net earnings and the high degree of estimation uncertainty in determining the allowance recorded. Assessing the allowance for loan losses required significant auditor judgment to assess the measurement uncertainty and evaluate the sufficiency of audit evidence obtained. The procedures associated with the ECL estimate required significant audit effort, including the involvement of internal specialists.

We responded to this critical audit matter by performing procedures in relation to the allowances for loan losses. Our audit work in relation to this included, but was not restricted to the following:

•
Evaluated the design and implementation of certain internal controls over management's review of the ECL model, which includes their review of forward-looking information and the time periods used to determine the expected probability of a default event.
•
Assessed whether the methodology and assumptions used in the ECL model are consistent with IFRS 9 Financial Instruments and obtained audit evidence supporting assumptions where relevant.
•
Evaluated the reasonableness of the segregation and application of the current and historical loan data used by the Company in developing the ECL estimate.
•
Engaged internal specialists to develop an independent macroeconomic model, using independent sources, to assess the reasonability of management’s model and the macroeconomic factors and assessment of trends (scenarios) applied by management.
•
Assessed the reasonableness of key inputs and significant judgements qualitative adjustments considered based on the loan portfolio and significant assumptions in the context of the IFRS 9 Financial Instruments ECL framework.
•
Assessed the appropriateness of the disclosures relating to the allowance for loan losses in the notes to the consolidated financial statements.

Assessment of Fair Value of Private Company Investments

The Company has investments in private companies where fair value is based on unobservable inputs and are classified as Level 3 financial instruments. The valuation of these investments is inherently subjective due to the absence of quoted market values. Management uses valuation techniques that require significant unobservable inputs, requiring management's estimation and judgement. Significant unobservable inputs used in the valuation of such investments but not restricted to, third-party transactions, revenues of investee company, revenue multiples, equity volatility, time to exit events and discount for lack of marketability. Refer to Notes 3c, 3(o)(ii) and 23 of the consolidated financial statements for further details.

We considered this a critical audit matter, as auditing the fair value of private company investments based on valuation techniques that require significant unobservable inputs requires a high degree of auditor judgment and increased audit effort, where the use of different valuation techniques and assumptions could produce significantly different estimates of fair value.

We responded to this critical audit matter by performing procedures in relation to the fair value of private company investments held at year end. Our audit work in relation to this included, but was not restricted to the following:

•
Evaluated the design and implementation of certain internal controls over the Company’s process for determining the fair value of private company investments, including controls related to the determination of the valuation techniques and significant unobservable inputs.

1021 West Hastings St, Suite 2200, Vancouver, BC, V6E 0C3
1.877.688.8408 T: 604.685.8408 F: 604.685.8594 MNP.ca

•
On a sample basis, we independently obtained financial information of investee companies, and/or other publicly available financial information to corroborate fair value determined by management and potential bias in the accounting estimates.
•
Involved internal specialists in evaluating the reasonableness of the valuation methodologies, inputs and assumptions in the valuation of private company investments based on industry data and other benchmarks.
•
Assessed the appropriateness of the disclosures relating to the significant unobservable inputs used in the valuation of private company investments in the notes to the consolidated financial statements.

Assessment of Impairment of Goodwill and Indefinite Life Intangible Assets

The Company performs impairment testing related to non-financial assets with indefinite life whenever events or changes in circumstances indicate that the carrying value of a cash generating unit (“CGU”) might exceed its recoverable amount. In addition, the Company performs impairment testing on an annual basis. The Company performed impairment tests that was allocated to its CGUs at December 31, 2024 and the recoverable amount was determined using a value in use method. Refer to Notes 3f and 22 of the consolidated financial statements for further details.

We considered this a critical audit matter, as there was a high degree of auditor judgment required to evaluate the significant assumptions used in determining the recoverable amount including, but not restricted to, forecasted revenue, earnings before interest, taxes, depreciation and amortization, long term growth rates, and discount rates. The sensitivity of reasonable changes to the significant assumptions could have a significant impact on the determination of the recoverable amount of the CGUs and the Company’s determination of impairment. This resulted in an increased extent of audit effort, including the involvement of internal specialists.

We responded to this critical audit matter by performing procedures over the impairment of goodwill and indefinite life intangible assets. Our audit work in relation to this included, but was not restricted to, the following:

•
Evaluated the design and implementation of certain internal controls over the impairment process, including the controls related to the significant assumptions used in determining the recoverable amount.
•
Assessed management’s determination of CGUs, the allocation of goodwill to the identified CGUs and the application of an appropriate valuation methodology to test for impairment.
•
Performed ‘retrospective review’ to compare management’s assumptions in prior year expected future cash flows to the actual results to assess the Company’s budgeting process and ability to accurately forecast.
•
Evaluated the reasonableness of significant assumptions, such as forecasted revenue, earnings before interest, taxes, depreciation and amortization and long-term growth rates, used in the cash flow model by comparing these assumptions to historical and actual performance, approved budgets, and consistency with industry data. We also considered whether the assumptions were consistent with evidence obtained in other areas of the audit.
•
Involved internal specialists in evaluating the appropriateness of management’s valuation methodology and assessing the reasonability of the discount rate and other inputs used in the impairment analysis based on industry data and other benchmarks.
•
Assessed the appropriateness of the disclosures relating to the assumptions used in the impairment assessment in the notes to the consolidated financial statements.

Chartered Professional Accountants
We have served as the Company's auditor since 2024
Vancouver, Canada
March 20, 2025

1021 West Hastings St, Suite 2200, Vancouver, BC, V6E 0C3
1.877.688.8408 T: 604.685.8408 F: 604.685.8594 MNP.ca

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Mogo Inc.:

Opinion on the Consolidated Financial Statements

We have audited, before the effects of the adjustments to retrospectively change the disaggregation of revenue described in note 13, the consolidated statement of financial position of Mogo Inc. and subsidiaries (the Company) as of December 31, 2023, the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). The 2023 and 2022 consolidated financial statements before the effects of the adjustments described in Notes 13 are not presented herein. In our opinion, before the effects of the adjustments to retrospectively change the disaggregation of revenue described in note 13, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the financial performance and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively change the disaggregation of revenue described in Note 13 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

Chartered Professional Accountants

We served as the Company’s auditor from 2019 to 2024.

Vancouver, Canada
March 20, 2024

Mogo Inc.

Consolidated Statements of Financial Position

(Expressed in thousands of Canadian Dollars)

	Note	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalent		8,530	16,133
Restricted cash		2,508	1,737
Marketable securities	6	26,085	26,332
Loans receivable, net	4	58,620	61,717
Prepaid expenses and other receivables	5	11,042	13,067
Investment portfolio	23	11,991	11,436
Property and equipment	7	364	526
Investment in sublease, net and right-of-use assets	9	1,073	1,898
Intangible assets	8	31,080	36,562
Goodwill	22	38,355	38,355
Total assets		189,648	207,763

Liabilities
Accounts payable, accruals and other	10	22,181	24,116
Lease liabilities	9	1,541	2,709
Credit facility	11	48,792	49,405
Debentures	12	35,287	36,783
Deferred tax liability	19	630	1,026
Total liabilities		108,431	114,039

Equity
Share capital	25a	389,717	389,806
Contributed surplus		37,424	35,503
Foreign currency translation reserve		(416)	243
Deficit		(345,508)	(331,828)
Total equity		81,217	93,724
Total equity and liabilities		189,648	207,763

Approved on Behalf of the Board

Signed by “Greg Feller” , Director

Signed by “Christopher Payne” , Director

The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Expressed in thousands of Canadian Dollars, except per share amounts)

		Year ended
	Note	December 31, 2024	December 31, 2023	December 31, 2022
Revenue
Subscription and services		43,108	38,785	41,741
Interest revenue		28,098	26,436	27,208
	13	71,206	65,221	68,949
Cost of revenue
Provision for loan losses, net of recoveries	4	18,415	13,208	14,730
Transaction costs		6,111	5,354	7,979
		24,526	18,562	22,709
Gross profit		46,680	46,659	46,240
Operating expenses
Technology and development		10,635	10,591	12,973
Marketing		4,061	3,340	11,208
Customer service and operations		10,878	10,602	14,089
General and administration		14,457	14,457	20,197
Stock-based compensation	25c,25e	1,938	2,478	8,712
Depreciation and amortization	7,8,9	8,419	9,067	12,636
Total operating expenses	15	50,388	50,535	79,815
Loss from operations		(3,708)	(3,876)	(33,575)
Other expenses (income)
Credit facility interest expense	11	6,702	6,064	4,640
Debenture and other financing expense	12,26	3,324	3,519	3,225
Accretion related to debentures	12	687	958	1,249
Share of loss in investment accounted for using the equity method	18	—	8,267	78,832
Revaluation (gain) loss	16	(1,322)	(9,628)	2,375
Impairment of goodwill	22	—	—	31,758
Other non-operating expense	17	922	5,231	10,360
		10,313	14,411	132,439
Net loss before tax		(14,021)	(18,287)	(166,014)
Income tax recovery		(341)	(400)	(336)
Net loss		(13,680)	(17,887)	(165,678)
Other comprehensive loss:
Items that will not be reclassified subsequently to profit or loss:
Unrealized revaluation loss on digital assets		—	—	(468)
Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation reserve (loss) gain		(659)	(316)	101
Other comprehensive loss		(659)	(316)	(367)
Total comprehensive loss		(14,339)	(18,203)	(166,045)
Net income (loss) per share	20
Basic and diluted loss per share		(0.56)	(0.72)	(2.17)
Weighted average number of basic and fully diluted common shares (in 000s)		24,400	24,853	25,442

The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.

Consolidated Statements of Changes in Equity (Deficit)

(Expressed in thousands of Canadian Dollars, except share amounts)

	Number of shares, net of treasury shares (000s)	Share capital	Contributed surplus	Revaluation reserve	Foreign currency translation reserve	Deficit	Total
Balance, December 31, 2023	24,325	389,806	35,503	—	243	(331,828)	93,724
Net loss	—	—	—	—	—	(13,680)	(13,680)
Purchase of common shares for cancellation	(45)	(104)	—	—	—	—	(104)
Cancellation of replacement awards	(1)	—	—	—	—	—	—
Foreign currency translation reserve	—	—	—	—	(659)	—	(659)
Stock-based compensation (Note 25c)	—	—	1,938	—	—	—	1,938
Options exercised or converted	2	15	(17)	—	—	—	(2)
Balance, December 31, 2024	24,281	389,717	37,424	—	(416)	(345,508)	81,217

	Number of shares, net of treasury shares (000s)	Share capital	Contributed surplus	Revaluation reserve	Foreign currency translation reserve	Deficit	Total
Balance, December 31, 2022	24,892	391,243	33,025	—	559	(313,941)	110,886
Net loss	—	—	—	—	—	(17,887)	(17,887)
Purchase of common shares for cancellation	(474)	(1,193)	—	—	—	—	(1,193)
Cancellation of replacement awards	(3)	—	—	—		—	—
Foreign currency translation reserve	—	—	—	—	(316)	—	(316)
Stock-based compensation (Note 25c)	—	—	2,457	—	—	—	2,457
Warrants issued (Note 25d)	—	—	21	—	—	—	21
Treasury shares reserve (Note 25b)	(90)	(244)	—	—	—	—	(244)
Balance, December 31, 2023	24,325	389,806	35,503	—	243	(331,828)	93,724

	Number of shares, net of treasury shares (000s)	Share capital	Contributed surplus	Revaluation reserve	Foreign currency translation reserve	Deficit	Total
Balance, December 31, 2021	25,464	392,628	24,486	468	458	(148,263)	269,777
Net loss	—	—	—	—	—	(165,678)	(165,678)
Purchase of common shares for cancellation	(600)	(1,627)	—	—	—	—	(1,627)
Cancellation of replacement awards	(1)	—	—	—	—	—	—
Foreign currency translation reserve	—	—	—	—	101	—	101
Revaluation reserve	—	—	—	(468)	—	—	(468)
Stock-based compensation (Note 25c)	—	—	8,712	—	—	—	8,712
Options and RSUs exercised or converted	29	242	(173)	—	—	—	69
Balance, December 31, 2022	24,892	391,243	33,025	—	559	(313,941)	110,886

The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.

Consolidated Statements of Cash Flows

(Expressed in thousands of Canadian Dollars)

		Year ended
Cash provided by (used in) the following activities:	Note	December 31, 2024	December 31, 2023	December 31, 2022
Operating activities
Net loss		(13,680)	(17,887)	(165,678)
Items not affecting cash and other items:
Depreciation and amortization	7,8,9	8,419	9,067	12,636
Provision for loan losses	4	18,414	13,778	15,383
Credit facility interest expense	11	6,702	6,064	4,640
Debenture and other financing expense	12,26	3,324	3,518	3,225
Accretion related to debentures	12	687	958	1,249
Share of loss in investment accounted for using the equity method	18	—	8,267	78,832
Stock-based compensation expense	25c	1,938	2,478	8,712
Revaluation (gain) loss	16	(1,322)	(9,628)	2,375
Impairment of goodwill	22	—	—	31,758
Other non-operating expense	17	1,007	3,408	7,509
Income tax recovery	19	(341)	(400)	(336)
		25,148	19,623	305
Changes in:
Net issuance of loans receivable		(15,810)	(18,655)	(16,392)
Prepaid expenses, and other receivables and assets	5	2,022	(2,167)	(2,003)
Accounts payable, accruals and other	10	(2,203)	1,901	(805)
Restricted cash		(771)	(159)	(132)
Net investment in sub-lease		381	13	—
		8,767	556	(19,027)
Interest paid		(9,982)	(9,668)	(7,906)
Income taxes paid		(56)	(55)	(76)
Net cash used in operating activities		(1,271)	(9,167)	(27,009)

Investing activities
Investment in intangible assets	8	(3,175)	(3,206)	(7,482)
Purchase of marketable securities	6,23	(816)	—	(500)
Proceeds from sale of digital assets		—	—	625
Proceeds from sale of investment portfolio		200	334	(1,337)
Proceeds from sale of marketable securities		1,076	—	—
Purchases of property and equipment	7	(79)	(214)	(455)
Net cash used in investing activities		(2,794)	(3,086)	(9,149)

Financing activities
Lease liabilities – principal payments	9	(608)	(571)	(668)
Repayments on debentures	12	(2,192)	(2,393)	(2,050)
Advances on credit facility	11	1,904	5,344	2,548
Repayments on credit facility	11	(2,517)	(2,119)	(1,351)
Repurchase of common shares	25a	(104)	(1,122)	(1,627)
Proceeds from exercise of options		—	—	69
Net cash used in financing activities		(3,517)	(861)	(3,079)

Effect of exchange rate fluctuations on cash and cash equivalents		(21)	(21)	743
Net decrease in cash and cash equivalent		(7,603)	(13,135)	(38,494)
Cash and cash equivalent, beginning of period		16,133	29,268	67,762
Cash and cash equivalent, end of period		8,530	16,133	29,268

The accompanying notes are an integral part of these consolidated financial statements.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

1.
Nature of operations

Mogo Inc. (“Mogo” or the "Company") was continued under the Business Corporations Act (British Columbia) on June 21, 2019 following the combination with Mogo Finance Technology Inc. The address of the Company's registered office is Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada, V6C 2X8. The Company’s common shares (the “Common Shares”) are listed on the Toronto Stock Exchange (“TSX”) and the Nasdaq Capital Market under the symbol “MOGO”.

Mogo offers simple digital solutions to help its members improve their path to wealth creation and financial freedom. Mogo offers commission-free stock trading that helps users thoughtfully invest based on a Warren Buffett approach to long-term investing while also making a positive impact with every investment. Moka offers Canadians a real alternative to mutual funds and wealth managers that overcharge and underperform with a fully managed investing solution based on the proven outperformance of an S&P 500 strategy, and at a fraction of the cost. Mogo also offers digital loans and mortgages. Through Carta Worldwide, Mogo also offers a low-cost payments platform that powers next-generation card programs for companies across Europe and Canada.

On August 14, 2023, the Company completed a share consolidation of its share capital on the basis of one post-consolidation common share of Mogo for each three pre-consolidation common shares of Mogo (the "Share Consolidation"). Outstanding stock options and outstanding warrants were similarly adjusted by the Share Consolidation ratio. The Share Consolidation resulted in 74,610,924 pre-consolidation common shares issued and outstanding on August 11, 2023, being consolidated into 24,870,308 post-consolidation common shares on August 14, 2023. In accordance with the Share Consolidation, all common shares and per-share amounts for the prior periods disclosed herein reflect the post-Share Consolidation shares unless otherwise specified.

2.
Basis of presentation

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board®. The policies applied in these consolidated financial statements were based on International Financial Reporting Standards as issued by the International Accounting Standards Board issued and applicable at December 31, 2024.

The Company presents its consolidated statements of financial position on a non-classified basis in order of liquidity.

These consolidated financial statements were authorized by the Board of Directors (the “Board”) to be issued on March 20, 2025.

These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the payment of liabilities in the ordinary course of business. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due in the normal course.

Management routinely plans future activities which includes forecasting future cash flows. Management has reviewed their plan and has collectively formed a judgment that the Company has adequate resources to continue as a going concern for the foreseeable future, which management has defined as being at least 12 months from the date of approval of these consolidated financial statements.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

2. Basis of presentation (Continued from previous page)

In arriving at this judgment, management has considered the following: (i) cash flow projections of the Company, which incorporates a rolling forecast and detailed cash flow modeling through the next 12 months from the date of approval of these consolidated financial statements, and (ii) the base of investors and debt lenders historically available to the Company. The expected cash flows have been modeled based on forecasted revenue and related expenses including debt repayments. Refer to Note 24 for details on amounts that may come due in the next 12 months.

For these reasons, the Company continues to adopt a going concern basis in preparing the consolidated financial statements.

Reclassification of prior year presentation

In the current financial year, the Company has reclassified certain items in its statement of financial position to improve the presentation and provide more relevant information. Notably, the marketable securities balance presented on the consolidated statements of financial position was reclassified from the investment portfolio caption.

These reclassifications had no effect on the reported results of operations.

Basis of consolidation

The Company has consolidated the assets, liabilities, revenues and expenses of all its subsidiaries and its parent entity. The consolidated financial statements include the accounts of the Company, and its direct and indirect wholly-owned subsidiaries, Mogo Finance Technology Inc., Mogo Financial (Alberta) Inc., Mogo Financial (B.C.) Inc., Mogo Financial Inc., Mogo Financial (Ontario) Inc., Mogo Mortgage Technology Inc., Mogo Technology Inc. (a US subsidiary), Mogo Blockchain Technology Inc., Mogo Wallet Inc. (formerly Mogo Wealth Technology Inc.), Thurlow Management Inc., Carta Solutions Holding Corp., Carta Solutions Processing Services (Cyprus) Ltd., Carta Financial Services Ltd. (a UK subsidiary), Carta Solutions Processing Services Corp., Carta Solutions Processing Services Corp. (a Morocco subsidiary), Carta Solutions Singapore PTE. Ltd. (a Singapore subsidiary), Carta Worldwide Inc., Carta Americas Inc. (a US subsidiary), Moka Financial Technologies Inc., Moka Financial Technologies Europe (a France subsidiary), Mogo Asset Management Inc. (formerly Tactex Asset Management Inc.), Tactex Advisors Inc. (a US subsidiary), NumberJacks Services Inc., and MogoTrade Inc. (formerly known as Fortification). The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies.

Subsidiaries are entities controlled by the Company. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

An entity is consolidated if the Company concludes that it controls the entity. The following circumstances may indicate a relationship in which, in substance, Mogo controls and therefore consolidates the entity:

•
The Company has power over the entity whereby the Company has the ability to direct the relevant activities (i.e., the activities that affect the entity’s returns);
•
The Company is exposed, or has rights, to variable returns from its involvement with the entity; and
•
The Company has the ability to use its power over the entity to affect the amount of the entity’s returns.

All inter‑company balances, income and expenses and unrealized gains and losses resulting from inter‑company transactions are eliminated in full.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

3.
Material accounting policies

The Company has consistently applied the following accounting policies to all periods presented in these consolidated financial statements, unless mentioned otherwise.

a)
Revenue recognition

Revenue is comprised of subscription and services revenue and interest revenue.

Subscription and services revenue

Subscription and services revenue is comprised of subscription revenue, payments revenue, management fee revenue and brokerage revenue. Subscription and services revenue is measured based on the consideration specified in a contract with customers. The Company recognizes revenue when control of the services is transferred to the customer.

Subscription revenue

The Company earns subscription revenue through its subscription-based offerings including its long-term savings and investing products, loan protection services, and premium account services which include access to the Company's investing products. Loan protection services consist of commissions earned on loan insurance offered by a third party in which Mogo acts as the agent to customers who enroll in these services. The Company’s subscription revenues are derived from contracts with individual users. Loan protection services and premium account services are billed in advance of the start of their monthly subscription and revenues are recognized ratably over each monthly subscription period. Investing products are billed at the end of each period and revenues are recognized over time as the service is provided.

Payments revenue

The Company’s payments revenue is derived from long-term processing contracts with financial and non-financial institutions. payments revenue is generated primarily from fees charged to set up a customer on the Company’s processing platform and processing charges, including maintenance fees on cards on the Company’s processing platform, determined by the number of transactions processed and/or cards boarded by the Company's customers. Customer payment terms range from 30 to 60 days from the invoice date.

Payments revenue typically includes a performance obligation to provide processing services to its customers. The Company has determined that payments services represent a stand-ready series of distinct daily services that are substantially the same, with the same pattern of service performed for the customer. As a result, the Company has determined that payments revenue arrangements represent an individual performance obligation. The company utilizes IFRS 15.B.16 as a practical expedient and recognises revenue in the amount to which the Company has the right to invoice.

The Company recognizes set-up fees with a portion recognized upon customer acceptance and the remaining portion over the contract period, on a straight-line basis, commencing when services to set up a customer have been completed. The Company recognizes payments charges, including maintenance fees, on a monthly basis based on the greater of the monthly minimum contracted revenue or the total actual transaction fees due based on the number of transactions processed.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

3.
Material accounting policies (Continued from previous page)
a)
Revenue recognition (Continued from previous page)

Management fee revenue

Revenue from management services consists of management fees earned through investment advisory services and from investment fund management. The Company recognizes management fee revenue over time as the funds are managed for customers. Payment is due at the time of assessment.

Brokerage revenue

Brokerage revenue arising from negotiating or participating in the negotiation of a transaction acting as the principal on behalf of a third party, such as an agreement to acquire shares or other securities or to buy or sell businesses, is recognized at the closing of the underlying transaction. Fee revenue or components thereof are recognized at the point in time when the related transaction is executed.

Interest revenue

Interest revenue represents interest on the Company's loan products. Interest is recognized on an effective interest basis during the period, and fees are recognized when assessed to the customer either bi-weekly or monthly. The Company calculates the effective interest rate on credit impaired loans net of the expected credit losses. Payment is due at the time of assessment.

b) Cost of revenue

Cost of revenue consists of provision for loan losses and transaction costs. Transaction costs are costs which are directly attributable and scale proportionally to revenue. Costs which do not meet these criteria are considered operating expenses. Transactions costs include commissions and fees paid to third parties, and expenses that relate directly to the acquisition and processing of new customers (excluding marketing) and include expenses such as data aggregation costs, payment facilitation costs, credit scoring fees, and loan system transaction fees.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

3.
Material accounting policies (Continued from previous page)
c)
Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred, and the Company has transferred substantially all risks and rewards of ownership. Financial liabilities are derecognized when the obligation specified in the contract is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated statements of operations and comprehensive income (loss).

Classification and measurement of financial assets and financial liabilities

At initial recognition, the Company measures a financial asset at its fair value. For financial assets not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset, are added to its initial carrying value. Transaction costs of financial assets carried at fair value through profit or loss are expensed in profit or loss. Financial liabilities are recognized initially at fair value and are classified as amortized cost or as fair value through profit or loss (“FVTPL”). A financial liability is classified as at FVTPL if it is classified as held-for trading, it is a derivative or it is designated as such on initial recognition.

The Company classifies its financial assets between those to be measured subsequently at fair value (either through other comprehensive income, or through profit or loss), and those to be measured at amortized cost. Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as FVTPL:

•
it is held within a business model whose objective is to hold assets to collect contractual cash flows; and
•
its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A debt investment is measured at fair value through other comprehensive income (“FVOCI”) if it meets both of the following conditions and is not designated as at FVTPL:

•
it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and
•
its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL.

Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense is recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

3.
Material accounting policies (Continued from previous page)
c)
Financial instruments (Continued from previous page)

The Company’s financial instruments measured at amortized cost include cash and cash equivalent, restricted cash, loans receivable, brokerage firm receivables, accounts and other receivables, accounts payable and accruals, client liabilities, lease liabilities, credit facility, and debentures.

Brokerage firm receivables are client funds held at brokerages. Client liabilities are client funds held by the Company in trust or at brokerages. These funds are held to be utilized for client investments.

Accounts receivable is recorded net of a provision for doubtful accounts. To determine the provision management applies a simplified approach and measures the loss allowance at an amount equal to the lifetime expected credit losses.

The Company’s financial instruments measured at FVTPL include the investment portfolio, derivative financial assets and derivative financial liabilities.

Realized gains or losses on the disposal of investments are determined based on the cost. Unrealized gains or losses on investments and derivative instruments are determined based on the change in fair value at each reporting period.

Impairment of financial assets

Expected credit loss model

The expected credit loss (“ECL”) model is a three-stage impairment approach used to measure the allowance for loan losses on loans receivable at each reporting period date. Loans are classified under one of three stages based on changes in credit quality since initial recognition. Stage 1 loans consist of performing loans that have not had a significant increase in credit risk since initial recognition. Loans that have experienced a significant increase in credit risk since initial recognition are classified as Stage 2, and loans considered to be credit-impaired are classified as Stage 3. The Company routinely refinances its existing customers (through an extension of further credit or funding under an existing line), and accordingly, does not consider a refinancing to be an indicator of increased credit risk. The allowance for loan losses on both Stage 2 and Stage 3 loans is measured at lifetime ECLs. The allowance for loan losses on Stage 1 loans is measured at an amount equal to 12-month ECLs, representing the portion of lifetime ECLs expected to result from default events possible within 12 months of the reporting date. The Company’s measurement of ECLs is impacted by forward looking indicators (“FLIs”) including the consideration of forward macroeconomic conditions. Management has applied a probability weighted approach to the measurement of ECL as at December 31, 2024, involving multiple scenarios and FLIs. Refer to Note 4 for more details.

Assessment of significant increase in credit risk

Significant increases in credit risk are assessed based on changes in probability of default of loans receivable subsequent to initial recognition. The Company uses past due information to determine whether credit risk has increased significantly since initial recognition. Loans receivable are considered to have experienced a significant increase in credit risk and are reclassified to Stage 2 if a contractual payment is more than 30 days past due as at the reporting date.

The Company defines default as the earlier of when a contractual loan payment is more than 90 days past due or when a loan becomes insolvent as a result of customer bankruptcy. Loans that have experienced a default event are considered to be credit-impaired and are reclassified as Stage 3 loans.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

3.
Material accounting policies (Continued from previous page)
c)
Financial instruments (Continued from previous page)

Measurement of expected credit losses

ECLs are measured as the calculated expected value of cash shortfalls over the remaining life of a loan receivable, using a probability-weighted approach that reflects reasonable and supportable information about historical loss rates, post-charge off recoveries, current conditions and forward-looking indicators such as unemployment rates, inflation rates, bank prime rates and GDP growth rates. The measurement of ECLs primarily involves using this information to determine both the expected probability of a default event occurring and expected losses resulting from such default events. Loans are grouped according to product type, customer tenure and aging for the purpose of assessing ECLs. Historical loss rates and probability weights are re-assessed quarterly and subject to management review.

d)
Intangible assets

Intangible assets are measured at cost less accumulated amortization and impairment losses. Intangible assets include internally generated and acquired software, acquired technology assets, regulatory licenses, and customer relationships with finite useful lives. Acquired brand and trade names are considered to have indefinite useful lives. Internally generated software costs primarily consist of salaries and payroll-related costs for employees directly involved in the development efforts and fees paid to outside consultants.

Amortization is recorded at rates intended to amortize the cost of the intangible assets over their estimated useful lives as follows:

Rate
Software - Internally generated	5 years straight line
Software licenses	5 years straight line
Technology assets - Acquired	10 years straight line
Customer relationships	7 to 10 years straight line
Regulatory licenses	5 years straight line
Brand and trade name	Indefinite

Development costs, including those related to the development of software, are recognized as an intangible asset when the Company can demonstrate:

•
the technical feasibility of completing the intangible asset so that it will be available for use or sale;
•
its intention to complete and its ability to use or sell the asset;
•
how the asset will generate future economic benefits;
•
the availability of resources to complete the asset; and
•
the ability to measure reliably the expenditure during development.

Following initial recognition of the development expenditure as an asset, the cost model is applied requiring the asset to be carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete, and the asset is available for use. During the period of development, the asset is tested for impairment annually.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

3.
Material accounting policies (Continued from previous page)

e) Goodwill

Goodwill represents the future economic benefits arising from a business combination that are not individually identified and separately recognized. Goodwill is measured at cost less accumulated impairment losses. Goodwill is tested for impairment annually or when indicators of impairment exist.

f) Impairment of non-financial assets

At the end of each reporting period, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. Recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash‑generating units (“CGUs”) to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual CGUs, or otherwise they are allocated to the smallest group of CGUs for which a reasonable and consistent allocation basis can be identified.

For impairment testing purposes, the Company evaluates the following CGU or Groups of CGUs:

•
Carta; and
•
Remaining Mogo related entities.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre‑tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset or CGU is estimated to be less than its carrying amount, the carrying amount of the asset or CGU is reduced to its recoverable amount. An impairment loss is recognized immediately in the consolidated statements of operations and comprehensive income (loss).

Other than for goodwill, where an impairment loss subsequently reverses, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in prior years. A reversal of an impairment loss is recognized in the consolidated statements of operations and comprehensive income (loss).

g) Foreign currency translation

The consolidated financial statements are presented in Canadian dollars. The functional currency of each subsidiary is determined based on the currency of the primary economic environment in which that subsidiary operates. Transactions in foreign currencies are initially recorded in the respective functional currencies at the rate prevailing at the date of the transaction. Monetary items are translated into the functional currency at the exchange rate in effect as at the date of the statement financial position and non-monetary items are translated as at the rate of exchange in effect when the assets were acquired or the obligation was incurred. Revenue and expenses are translated into Canadian dollars using average monthly exchange rates.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

3.
Material accounting policies (Continued from previous page)

g) Foreign currency translation (Continued from previous page)

Foreign exchange gains or losses are recorded to revaluation loss (gain) in the consolidated statements of operations and comprehensive income (loss). The functional currency of each subsidiary that is not in Canadian dollars is as follows: Carta Financial Services Ltd. (British pound sterling (GBP)), Carta Solutions Processing Services Cyprus Ltd. (Euro (EUR)), Carta Solutions Processing Services Corp. (Moroccan Dirham (MAD)), Carta Solutions Singapore PTE. Ltd. (Singapore Dollar (SGD)), Carta Americas Inc. (United States dollar (USD)), Moka Financial Technologies Europe (EUR), and Tactex Advisors Inc. (USD).

h) Foreign operations

The assets and liabilities of foreign operations are translated to the presentation currency using exchange rates at the reporting date. The revenue and expenses of foreign operations are translated to the presentation currency using exchange rates at the dates of the transactions. Foreign currency differences are recognized in foreign current translation reserve within other comprehensive income.

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which in substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income in the translation reserve.

i) Income taxes

Income tax expense is comprised of current and deferred tax. Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

j) Share-based payments

The Company measures equity settled stock options granted to directors, officers, employees and consultants based on their fair value at the grant date and recognizes compensation expense over the vesting period. Measurement inputs include the Company’s share price on the measurement date, the exercise price of the option or warrant, the expected volatility of the Company’s shares, the expected life of the options or warrants, and the risk-free rate of return. Dividends are not factored in as the Company does not expect to pay dividends in the foreseeable future. Expected forfeitures are estimated at the date of grant and subsequently adjusted if further information indicates actual forfeitures may vary from the original estimate.

For each restricted share unit granted to directors, officers and employees, compensation expense is recognized equal to the market value of one common share at the date of grant based on the number of RSUs expected to vest, recognized over the term of the vesting period, with a corresponding credit to contributed surplus.

Share-based payment arrangements with non-employees in which the Company receives goods or services as consideration for its own equity instruments are accounted for as equity-settled share-based payments transactions. The share-based payments are measured based on the fair value of the goods or services received if the fair value can be reliably measured. Otherwise, the share-based payments are measured based on the fair value of the share-based awards using the expected life, risk free interest rate, volatility, exercise price, and fair value of the underlying equity instrument at the time the goods or services are received.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

3.
Material accounting policies (Continued from previous page)

k) Earnings per share

The computation of earnings per share is based on the weighted average number of shares outstanding during the period and profit attributable to the common shareholders. Diluted earnings per share are computed in a similar way to basic earnings per share except that the weighted average shares outstanding are increased to include the additional effects of all dilutive potential common shares assuming the exercise of share options or warrants.

l) Investment in associate

An associate is an entity over which the Company has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

Any investments in associates are accounted for using the equity method. Under the equity method, the investment in an associate is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in the Company’s share of the profit or loss and other comprehensive income of the associate since the acquisition date. Goodwill relating to the associate is included in the carrying amount of the investment and is not tested for impairment separately.

The consolidated statements of operations and comprehensive income (loss) reflects the Company’s share of the results of operations of the associate. Unrealized gains and losses resulting from transactions between the Company and the associate are eliminated to the extent of the interest in the associate.

The aggregate of the Company’s share of an associate’s profit or loss after tax is shown on the face of the consolidated statements of operations and comprehensive income (loss) as a separate line item. The financial statements of the associate are prepared for the same reporting period as the Company. When necessary, adjustments are made to bring the accounting policies in line with those of the Company. After application of the equity method, the Company determines whether it is necessary to recognize an impairment loss on its investment in its associate. At each reporting date, the Company determines whether there is objective evidence that the investment in the associate is impaired. If there is such evidence, the Company calculates the amount of impairment as the difference between the recoverable amount of the associate and its carrying value, and then recognizes the loss within its share of profit or loss of an associate in the consolidated statements of operations and comprehensive income (loss).

If significant influence over an entity is lost, the Company recognizes a gain or loss in profit or loss and will then account for the investment as a financial instrument, as outlined in note 3(c).

m) Cash and cash equivalents and restricted cash

Cash and cash equivalent in the consolidated statements of financial position and cash flows is comprised of cash held at financial institutions, cash held on hand and short-term highly liquid deposits with an original maturity of three months or less that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value. Restricted cash is cash subject to restrictions that prevents its use for current purposes.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

3. Material accounting policies (Continued from previous page)

n) Leases

The Company has lease agreements for its office spaces. Leases have lease terms between 2 years to 7 years with an option to renew the lease after that date. The Company assesses at the lease commencement date whether it is reasonably certain to exercise the extension option. The Company re-assesses whether it is reasonably certain to exercise the options if there is a significant event or significant change in circumstances within its control.

Right-of-use assets

Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any re-measurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct cost incurred, and lease payments made at or before the commencement date less any lease incentives received. The right-of-use assets are depreciated on a straight-line basis over the lease term. Right-of-use assets are subject to an evaluation of impairment if any indicators of impairment are noted.

Lease liabilities

The Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payment includes fixed payments (including in-substance fixed payments). Variable payments other than those that depend on an index or a rate are recorded in general and administration expenses as incurred.

In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is re-measured if there is a modification, a change in the lease term or a change in the in-substance fixed lease payments.

Subleases

For subleases classified as a finance lease, the Company de-recognizes the right-of-use asset relating to the head lease and recognizes a net investment in the sublease. Any difference between the right-of-use asset and the net investment in the finance sublease is recognized in profit or loss. The Company measures the net investment in the sublease at an amount equal to the present value of the lease payments of the underlying right-of-use asset. The net investment in the sublease lease is depreciated on a straight-line basis over the lease term.

Short-term leases and leases of low-value assets

The Company applies the short-term lease recognition exemption to its short-term leases of properties (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value (i.e., below $5,000). Lease payments on short-term leases and leases of low-value assets are recognized as expenses in the period incurred.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

3.
Material accounting policies (Continued from previous page)

o) Significant accounting judgements, estimates and assumptions

The preparation of the consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amount of assets and liabilities, and the reported amount of revenues and expenses during the year. Actual results may differ from these estimates. Estimates, assumptions, and judgments are reviewed on an ongoing basis. Revisions to accounting estimates are recognized on a prospective basis beginning from the period in which they are revised.

Subsequent to year end, the United States government announced new tariffs on imported goods. The uncertainty regarding the impact of these tariffs on the economy increases the uncertainty of estimates used in financial reporting.

Significant accounting judgements

The following are the critical judgements, apart from those involving estimations that have been made in the process of applying the Company’s accounting policies, which have the most significant effect on the amounts recognized in the consolidated financial statements.

Expected credit losses

In applying its accounting policy for the expected credit loss model, the Company applies judgment in defining significant increase in defaults, and its write-offs policy. Refer to Note 4 for further details.

Operating segments

The Company does not present segmented information as it has determined that its operations fall under one segment. The chief operating decision maker assesses performance and determines resource allocation on a consolidated level.

Assessment of the going concern

Based on cash flow forecasts, the Company believes that it will have sufficient liquidity to operate and discharge its liabilities as they become due. Development of these forecasts required management to make subjective estimates and assumptions related to forecasted revenue and loan growth rates, and access to undrawn funds under existing credit facilities for financing new loans.

Significant accounting estimates and assumptions

These estimates and assumptions are based on management’s historical experience, best knowledge of current events, conditions and actions that the Company may undertake in the future and other factors that management believes are reasonable under the circumstances.

These estimates and assumptions are reviewed periodically, and the effect of a change in accounting estimate or assumption is recognized prospectively by including it in the consolidated statements of operations and comprehensive income (loss) in the period of the change and in any future periods affected.

The areas where estimates and assumptions have the most significant effect on the amounts recognized in the consolidated financial statements include the following:

(i)
Provision for loan losses

The provision for loan losses consists of amounts charged to the consolidated statements of operations and comprehensive income (loss) during the period to maintain an adequate allowance for loan losses. The Company's allowance for loan losses represents its estimate of the expected credit losses expected from its existing loan portfolio and is based on a variety of factors, including the composition and quality of the portfolio, loan-specific information gathered through collection efforts, delinquency levels, estimate of post-

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

3.
Material accounting policies (Continued from previous page)

o) Significant accounting judgements, estimates and assumptions (Continued from previous page)

(i) Provision for loan losses (Continued from previous page)

charge-off recoveries, historical charge-off and loss experience, the Company's expectations of future loan performance, and general forward-looking macroeconomic conditions. The methodology and assumptions used in setting the loan loss allowance are reviewed regularly to reduce any difference between loss estimates and actual loss experience.

(ii) Fair value of privately held investments

Estimating fair value requires that significant judgment be applied to each individual investment. For privately held investments, the fair value of each investment is measured using the most appropriate valuation methodology or combination of methodologies in the judgment of management in light of the specific nature, facts and circumstances surrounding that investment. This may take into consideration, but not be limited to, one or more of the following: valuations of recent or in-progress funding rounds, forward revenue and earnings projections, comparable peer valuation multiples, and the initial cost base of the investment. Actual results could differ significantly from these estimates.

(iii)
Valuation of goodwill acquired in business combinations

The Company is required to assess the recoverability of values assigned to cash generating units that include goodwill on an annual basis. Estimating the recoverable amount requires significant judgment in the determination of appropriate inputs. This may take into consideration the following: forecast period, cash flow projections and discount rates. Actual results could differ significantly from these estimates.

(iv)
Impairment testing of intangible assets and goodwill

Management is required to use judgement in determining the CGUs and reviewing impairment indicators. Management reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. Management must apply a range of assumptions and considers estimated cashflows based on actual operating results as well as industry and market trends. These projections are inherently uncertain due to market and economic factors.

p) New and amended standards and interpretations

In January 2020, the IASB issued Classification of liabilities as current or non-current (Amendments to IAS 1). The amendments are effective for reporting periods beginning on or after January 1, 2024. This standard, which was adopted as of January 1, 2024, did not have a material impact on the consolidated financial statements.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

4.
Loans receivable

Loans receivable represent lines of credit advanced to customers in the normal course of business. The following table provides a breakdown of gross loans receivable and allowance for loan losses by aging bucket, which represents the Company's assessment of credit risk exposure and by their IFRS 9 – Financial Instruments expected credit loss measurement stage. The entire loan balance of a customer is aged in the same category as its oldest individual past due payment, to align with the stage groupings used in calculating the allowance for loan losses under IFRS 9. Stage 3 gross loans receivable include net balances outstanding and still anticipated to be collected for loans previously charged off and these are carried in gross receivables at the net expected collectable amount with no associated allowance.

		As at December 31, 2024
Risk Category	Days past due	Stage 1	Stage 2	Stage 3	Total
Strong	Not past due	58,171	—	—	58,171
Lower risk	1-30 days past due	2,924	—	—	2,924
Medium risk	31-60 days past due	—	1,024	—	1,024
Higher risk	61-90 days past due	—	863	—	863
Non-performing	91+ days past due or bankrupt	—	—	9,714	9,714
	Gross loans receivable	61,095	1,887	9,714	72,696
	Allowance for loan losses	(7,088)	(1,336)	(5,652)	(14,076)
	Loans receivable, net	54,007	551	4,062	58,620

		As at December 31, 2023
Risk Category	Days past due	Stage 1	Stage 2	Stage 3	Total
Strong	Not past due	59,938	—	—	59,938
Lower risk	1-30 days past due	3,404	—	—	3,404
Medium risk	31-60 days past due	—	1,096	—	1,096
Higher risk	61-90 days past due	—	808	—	808
Non-performing	91+ days past due or bankrupt	—	—	9,026	9,026
	Gross loans receivable	63,342	1,904	9,026	74,272
	Allowance for loan losses	(6,445)	(1,266)	(4,844)	(12,555)
	Loans receivable, net	56,897	638	4,182	61,717

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

4. Loans receivable (Continued from previous page)

In determination of the Company’s allowance for loan losses, internally developed models are used to factor in credit risk related metrics, including the probability of defaults, the loss given default and other relevant risk factors. Management also considered the impact of key macroeconomic factors and determined that historic loan losses are most correlated with unemployment rate, inflation rate, bank prime rate and GDP growth rate. These macroeconomic factors were used to generate various forward-looking scenarios used in the calculation of allowance for loan losses. If management were to assign 100% probability to a pessimistic scenario forecast, the allowance for credit losses would have been $1,404 higher than the reported allowance for credit losses as at December 31, 2024 (December 31, 2023 – $1,235 higher). The following table provides a reconciliation of the allowance for loan losses:

	As at December 31, 2024
	Stage 1	Stage 2	Stage 3	Total
Balance as at January 1, 2024	6,445	1,266	4,844	12,555
Gross loans originated	2,676	—	—	2,676
Principal payments	(1,004)	9	(103)	(1,098)
Re-measurement of allowance before transfers	1,025	83	100	1,208
Re-measurement of amounts transferred between stages	(80)	1,188	14,518	15,626
Transfer to (from)
Stage 1 – 12-month ECLs	96	(96)	—	—
Stage 2 – Lifetime ECLs	(231)	232	(1)	—
Stage 3 – Lifetime ECLs	(1,839)	(1,346)	3,187	2
Net amounts charged off against allowance	—	—	(16,893)	(16,893)
Balance as at December 31, 2024	7,088	1,336	5,652	14,076

	As at December 31, 2023
	Stage 1	Stage 2	Stage 3	Total
Balance as at January 1, 2023	5,794	1,239	6,040	13,073
Gross loans originated	3,158	—	—	3,158
Principal payments	(1,281)	(40)	(437)	(1,758)
Re-measurement of allowance before transfers	139	158	(30)	267
Re-measurement of amounts transferred between stages	(142)	1,102	11,151	12,111
Transfer to (from)
Stage 1 – 12-month ECLs	166	(136)	(30)	—
Stage 2 – Lifetime ECLs	(200)	200	—	—
Stage 3 – Lifetime ECLs	(1,189)	(1,257)	2,446	—
Net amounts charged off against allowance	—	—	(14,296)	(14,296)
Balance as at December 31, 2023	6,445	1,266	4,844	12,555

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

4. Loans receivable (Continued from previous page)

Overall changes in the allowance for loan losses are summarized below:

	Year ended
	December 31, 2024	December 31, 2023

Balance, beginning of the period	12,555	13,073
Provision for loan losses	18,414	13,778
Charge offs	(16,893)	(14,296)
Balance, end of the period	14,076	12,555

The provision for loan losses in the consolidated statements of operations and comprehensive income (loss) is recorded net of recoveries. Recoveries for the year ended December 31, 2024 were $6 (December 31, 2023 – $58).

5. Prepaid expenses and other receivables

	As at
	December 31, 2024	December 31, 2023
Prepaid expenses	1,551	1,308
Accounts receivable	2,498	2,834
Brokerage firm receivables	5,287	7,023
Deposits and other receivables	1,706	1,902
Total	11,042	13,067

Accounts receivable of $2,498 as at December 31, 2024 of which $1,911 is current and $587 is greater than 30 days. The amounts presented are net of $849 as an allowance for doubtful accounts.

6.
Marketable securities

	As at
	December 31, 2024	December 31, 2023
WonderFi Technologies Inc.	25,654	25,654
Others	431	678
Total	26,085	26,332

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

7.
Property and equipment

	Computer equipment	Furniture and fixtures	Leasehold improvements	Total
Cost
Balance, December 31, 2022	3,175	1,210	2,055	6,440
Additions	214	—	—	214
Impairment	(239)	(212)	—	(451)
Disposals	(2,160)	(998)	(2,055)	(5,213)
Effects of movement in exchange rate	2	—	—	2
Balance, December 31, 2023	992	—	—	992
Additions	57	—	—	57
Disposals	—	—	—	—
Effects of movement in exchange rate	13	—	—	13
Balance, December 31, 2024	1,062	—	—	1,062

Accumulated depreciation
Balance, December 31, 2022	2,313	971	2,055	5,339
Depreciation	313	27	—	340
Disposals	(2,160)	(998)	(2,055)	(5,213)
Balance, December 31, 2023	466	—	—	466
Depreciation	248	—	—	248
Disposals	(22)	—	—	(22)
Effects of movement in exchange rate	6	—	—	6
Balance, December 31, 2024	698	—	—	698

Net book value
Balance, December 31, 2023	526	—	—	526
Balance, December 31, 2024	364	—	—	364

Depreciation of property and equipment of $248 for the year ended December 31, 2024 (December 31, 2023 – $340) is included in depreciation and amortization in the consolidated statements of operations and comprehensive income (loss).

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

8.
Intangible assets

	Internally generated technology– completed	Internally generated technology– in progress	Software licenses	Acquired technology assets	Customer relationships	Brand	Regulatory licenses	Total
Cost
Balance, December 31, 2022	29,533	7,147	3,973	21,000	8,900	1,000	6,800	78,353
Additions	—	3,206	—	—	—	—	—	3,206
Impairment	—	—	(10)	—	—	—	—	(10)
Disposals	(13,597)	—	(3,444)	—	—	—	—	(17,041)
Transfers	8,810	(8,810)	—	—	—	—	—	—
Effects of movement in exchange rate	—	—	(32)	—	—	—	—	(32)
Balance, December 31, 2023	24,746	1,543	487	21,000	8,900	1,000	6,800	64,476
Additions	—	3,175	—	—	—	—	—	3,175
Impairment	—	(597)	—	—	—	—	—	(597)
Transfers	2,034	(2,034)	—	—	—	—	—	—
Effects of movement in exchange rate	—	—	11	—	—	—	—	11
Balance, December 31, 2024	26,780	2,087	498	21,000	8,900	1,000	6,800	67,065

Accumulated amortization
Balance, December 31, 2022	24,350	—	3,612	3,822	2,493	—	2,247	36,524
Amortization	3,797	—	105	2,100	1,065	—	1,360	8,427
Disposals	(13,597)	—	(3,444)	—	—	—	—	(17,041)
Effects of movement in exchange rate	(24)		28					4
Balance, December 31, 2023	14,526	—	301	5,922	3,558	—	3,607	27,914
Amortization	3,440	—	100	2,100	1,064	—	1,360	8,064
Effects of movement in exchange rate	—	—	7	—	—	—	—	7
Balance, December 31, 2024	17,966	—	408	8,022	4,622	—	4,967	35,985

Net book value
Balance, December 31, 2023	10,220	1,543	186	15,078	5,342	1,000	3,193	36,562
Balance, December 31, 2024	8,814	2,087	90	12,978	4,278	1,000	1,833	31,080

Amortization of intangible assets of $8,064 for the year ended December 31, 2024 (December 31, 2023 – $8,427) is included in depreciation and amortization in the consolidated statements of operations and comprehensive income (loss).

Impairment charges of $597 were recognized in other non-operating expense for the year ended December 31, 2024 (December 31, 2023 – $10). These charges related to discontinued projects and were therefore impaired during the year.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

9.
Leases

During the year, the Company reassessed its extension option on a lease, which resulted in the modification of the lease liability of $560 and right-of-use asset of $477. Information about leases for which the Company is a lessee is presented below:

Amount recognized in the consolidated statements of financial position:

(i) Right-of-use assets and lease liabilities

The right-of-use assets are included in the investment in sublease on the statement of financial position. Set out below are the carrying amounts of the Company’s right-of-use assets and lease liabilities recognized and the movements during the year ended December 31, 2024 and 2023:

	Right-of-use assets	Lease liabilities
Balance, as at December 31, 2022	2,622	3,280
Impairment	(669)	—
Transfers	(979)	—
Depreciation	(304)	—
Interest expense	—	178
Payments	—	(749)
Balance, as at December 31, 2023	670	2,709
Modification of lease	(477)	(560)
Depreciation	(109)	—
Interest expense	—	140
Payments	—	(748)
Balance, as at December 31, 2024	84	1,541

(ii) Investment in Sublease, net

	As at
	December 31, 2024	December 31, 2023
Balance, as at December 31, 2023	1,228	—
Transfers	—	979
Additions	—	191
Interest accretion	142	71
Payments from sublessor	(381)	(13)
Balance, as at December 31, 2024	989	1,228

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

9.
Leases (Continued from previous page)

Amount recognized in the consolidated statements of operations and comprehensive income (loss):

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
Depreciation of right-of-use assets	107	304	730
Interest expense on lease liabilities	140	178	212
Expenses relating to short term leases	508	449	478
Impairment	—	669	78
Variable lease payments	123	429	505
Total	878	2,029	2,003

Depreciation of right-of-use assets is included in depreciation and amortization expense. Interest expense related to lease liabilities is included in debenture and other financing expense.

The Company in its cash flow has classified cash payment related to principal portion of $608 (December 31, 2023 – $571) of lease payments as financing activities and cash payments related to interest portion of $140 (December 31, 2023 – $178) as operating activities.

10.
Accounts payable and accruals

	As at
	December 31, 2024	December 31, 2023
Accounts payables	4,515	6,448
Accrued expenses	7,458	5,797
Accrued wages and other benefits	1,262	1,412
Client liabilities	7,795	8,760
Other	1,151	1,699
Total	22,181	24,116

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

11.
Credit facility

The credit facility consists of a $60,000 senior secured credit facility. On May 9, 2024, the maturity date of the facility was extended from July 2, 2025 to January 2, 2026. The Company determined this extension was a non-substantial modification of the existing credit facility. Subsequent to year end, on February 26, 2025, the Company amended its credit facility to extend the maturity date by three years, until January 2, 2029. Additionally, the interest rate was reduced by 100 basis points to 7% plus the Secured Overnight Financing Rate ("SOFR").

The effective interest rate for the year ended December 31, 2024 on the facility was SOFR plus 8% with no floor. There is a 0.33% fee on the undrawn portion of the $60,000 facility. The principal and interest balance outstanding for the credit facility as at December 31, 2024 was $48,792 (December 31, 2023 – $49,405).

The credit facility is subject to certain covenants and events of default. A certain covenant of the credit facility requires the Company to maintain a prescribed level of tangible net worth.

The Company’s tangible net worth can fluctuate significantly from period to period, primarily due to continuous market revaluations of the Company’s marketable securities. As a result of a decrease in the fair value of certain investments during the three months ended September 30, 2024 (primarily due to non-cash unrealized fair value losses on the Company’s investment in WonderFi Technologies Inc), the Company was granted a waiver by its lender for any potential breach of its tangible net worth covenant. The Company remained in compliance with all its covenants as at December 31, 2024 and December 31, 2023.

Interest expense on the credit facility for the year ended December 31, 2024 of $6,702 (December 31, 2023 – $6,064) is included in credit facility interest expense in the consolidated statements of operations and comprehensive income (loss). Interest payments are due semi-monthly.

The Company has provided its senior lenders with a general security interest in all present and after acquired personal property of the Company, including certain pledged financial instruments, cash and cash equivalents.

	As at
	December 31, 2024	December 31, 2023

Credit facility - funds drawn	48,792	49,405

The Company has pledged financial instruments as collateral against its credit facilities. Borrowing capacity under the facility is influenced by the composition of these assets. Under the terms of the general security agreement, assets pledged as collateral primarily include loans receivable with a carrying amount equal to $58,620 (December 31, 2023 – $61,717) and cash and cash equivalents with a balance of $254 (December 31, 2023 – $316).

	As at
	December 31, 2024	December 31, 2023
Balance, beginning of the period	49,405	46,180
Advances from credit facility	1,904	5,344
Payments on credit facility	(2,517)	(2,119)
Interest payable	—	—
Balance, end of the period	48,792	49,405

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

12.
Debentures

The Company's debentures pay interest at a coupon rate between 8 - 10% per annum. Payments of interest and principal are made to debenture holders on a quarterly basis on the first business day following the end of a calendar quarter, at the Company's option either in cash or Common Shares.

	As at
	December 31, 2024	December 31, 2023
Principal balance	35,257	37,020
Discount	(701)	(1,000)
	34,556	36,020
Interest payable	731	763
	35,287	36,783

	As at
	December 31, 2024	December 31, 2023
Balance, beginning of the period	36,783	38,266
Principal repayments	(2,192)	(2,393)
Discount accretion	687	958
Revaluation	(364)	32
Other	373	(80)
Balance, end of the period	35,287	36,783

As at June 30, 2024, the Company adjusted the amortised cost of the debentures to give effect to amended maturity date of the Company's senior secured credit facility from July 2, 2025 to January 2, 2026. The Company determined this constituted a non-substantial modification of the existing debentures and the amortised cost of the debentures was recalculated by discounting the revised estimated future cash flows at the existing effective interest rate.

The Debentures are secured by the assets of the Company, governed by the terms of a trust deed and, among other things, are subject to a subordination agreement to the credit facility which effectively extends the individual maturity dates of the debentures to January 2, 2026 being the maturity date of the credit facility.

The debenture principal repayment dates, after giving effect to the subordination agreement referenced above, are as follows:

	Principal component of quarterly payment	Principal due on maturity	Total
2025	2,113	—	2,113
2026	554	32,590	33,144
	2,667	32,590	35,257

The debenture repayments are payable in either cash or Common Shares at Mogo’s option. The number of Common Shares required to settle the repayments is variable based on the Company's share price at the repayment date.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

13. Revenue

The following table is a provides a breakdown of the Company’s total revenues:

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
Interest revenue	28,098	26,436	27,208
Wealth revenue	10,670	9,203	8,686
Payments revenue	8,634	7,166	7,348
Other subscription related revenue	23,804	22,416	25,707
Total revenue	71,206	65,221	68,949

For the years ended December 31, 2023 and December 31, 2022 the disaggregation of revenue was previously presented as follows on the consolidated statements of operations and comprehensive income (loss):

	Year ended
	December 31, 2023	December 31, 2022
Subscription and services	38,785	41,741
Interest revenue	26,436	27,208
Total revenue	65,221	68,949

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

14. Geographic information

a) Revenue presented below has been based on the geographic location of customers.

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
Canada	63,314	59,104	62,320
Europe	7,892	6,117	6,531
Other	—	—	98
Total	71,206	65,221	68,949

b) Non-current assets presented below has been based on geographic location of the assets. Intangible assets are allocated based on the location of their legal registration.

	As at
	December 31, 2024	December 31, 2023
Canada	70,623	77,032
Europe	233	263
Other	16	46
Total	70,872	77,341

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

15. Expense by nature and function

The following table summarizes the Company’s operating expenses by nature:

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
Personnel expense	20,349	20,226	28,628
Depreciation and amortization	8,419	9,067	12,636
Hosting and software licenses	5,530	5,355	6,647
Marketing	3,915	3,120	10,282
Professional services	2,757	2,414	2,889
Stock-based compensation	1,938	2,479	8,712
Insurance and licenses	1,595	2,000	3,138
Credit verification costs	1,092	1,256	1,918
Premises	752	1,029	1,224
Others	4,041	3,589	3,741
Total	50,388	50,535	79,815

The following table summarizes the Company’s operating expenses by function including stock-based compensation and depreciation and amortization from the consolidated statements of operations and comprehensive income (loss):

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
Technology and development	15,902	15,906	26,718
Marketing	4,105	3,379	11,448
Customer service and operations	11,359	11,351	15,900
General and administration	19,022	19,899	25,749
Total	50,388	50,535	79,815

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

16. Revaluation loss (gain)

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
Change in fair value due to revaluation of derivative financial asset	—	—	7,866
Change in fair value due to revaluation of derivative financial liabilities	(35)	(379)	(12,558)
Realized loss on investment portfolio and marketable securities	20	340	—
Unrealized (gain) loss on investment portfolio and marketable securities	(209)	(9,659)	7,951
Unrealized loss on digital assets	—	—	625
Loss (gain) on modification of debentures	(364)	32	(1,114)
Realized foreign exchange (gain) loss	34	46	—
Unrealized foreign exchange gain	(768)	(8)	(395)
Total	(1,322)	(9,628)	2,375

17. Other non-operating expense (income)

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
Government grants	—	—	(93)
Restructuring charges	128	4,519	2,784
Impairment of intangible assets	597	—	6,521
Acquisition costs and other	197	712	1,148
Total	922	5,231	10,360

During the year ended December 31, 2024 the Company incurred restructuring charges of $128 (December 31, 2023 - $4,519).

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

18. Investment accounted for using the equity method

On July 10, 2023, Coinsquare, WonderFi Technologies Inc. ("WonderFi") and CoinSmart Financial Inc. ("CoinSmart") completed a business combination to merge their respective businesses. Before the execution of the WonderFi Transaction, Mogo received 1,353,770 shares of FRNT Financial Inc and 89,429 shares of Mogo from Coinsquare. As part of the transaction, Mogo exchanged its 12,518,473 shares in Coinsquare for 86,962,640 shares of WonderFi. Immediately prior to the transaction Mogo owned 34% of Coinsquare. Immediately following the closing of the transaction, Mogo owns approximately 14% of the combined company, which is traded on the TSX under the ticker WNDR.TO.

As a result of Mogo’s ownership interest in WonderFi dropping below 20%, the Company no longer has significant influence over its investment such that it has changed the classification of its investment from investment in associate accounted for using the equity method, to investment measured at fair value through profit and loss. Furthermore, MogoTrade Inc. ("MTI") is no longer responsible for guaranteeing Coinsquare Capital Markets Ltd's obligations to its clients up to the amount of MTI's regulatory capital.

For the year ended December 31, 2023, the consolidated statements of operations and comprehensive income (loss) have included all amounts relating to the investment accounted for using the equity method in one line item called share of loss in investment accounted for using the equity method.

The following table summarizes the Company's investment accounted for using the equity method as at December 31, 2024 and December 31, 2023:

	As at
	December 31, 2024	December 31, 2023
Balance, beginning of the period	—	24,989
Share of loss in investment accounted for using the equity method:
Share of investee's loss	—	(2,972)
Impairment	—	(5,295)
Revaluation gain	—	97
Distributions received	—	(731)
Transfer to investments measured at FVTPL	—	(16,088)
Balance, end of the period	—	—

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

19. Income taxes

a)
Provision for income taxes

The major components of provision for income taxes are as follows:

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
Current tax expense	52	19	76
Deferred tax recovery	(393)	(419)	(412)
Income tax recovery	(341)	(400)	(336)

The reconciliation of the provision for income taxes to the amount of income taxes calculated using statutory income tax rates applicable to the Company in Canada is as follows:

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
Canadian federal and provincial recovery of income taxes using statutory rate of 27% (2021 – 27%, 2020 – 27%)	(2,486)	(4,938)	(44,832)
Change in recognized taxable temporary differences	(1,052)	(1,297)	—
Change in unrecognized deductible temporary differences and unused tax losses	2,280	4,680	33,554
Impact of rate differences between jurisdictions	258	293	—
Permanent differences and other	659	862	10,942
Income tax recovery	(341)	(400)	(336)

b)
Deferred tax assets

The Company’s deferred tax assets are as follows:

	As at
	December 31, 2024	December 31, 2023
Non-capital losses	5,765	6,142
Total	5,765	6,142

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

19. Income taxes (Continued from previous page)

c)
Deferred tax liabilities

The Company’s deferred tax liabilities are as follows:

	As at
	December 31, 2024	December 31, 2023
Intangible assets	6,096	6,656
Right-of-use assets	290	512
	6,386	7,168

d)
Deductible temporary differences and unused tax losses

Deferred tax assets have not been recognized because it is not probable that future taxable profit will be available against which the Company can use the benefits therefrom.

The Company has deductible temporary differences for which no deferred tax assets are recognized as follows:

	As at
	December 31, 2024	December 31, 2023
Unused tax losses	234,902	237,115
Property and equipment	5,715	5,778
Lease liability	1,541	2,709
Equity investments	4,236	7,587
Intangible assets	30,768	31,934
Investment accounted for using the equity method	78,463	78,005
Debentures	1,782	5,595
Financing costs	885	1,720
Research and development expenditures	3,006	3,006
Investment in subsidiaries	3,752	3,742
Capital losses	5,886	6,511
Other	—	34
	370,936	383,736

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

19. Income taxes (Continued from previous page)

d)
Deductible temporary differences and unused tax losses (Continued from previous page)

The Company’s non-capital losses expire as follows:

	As at
	December 31, 2024	December 31, 2023
Expires 2025	422	426
Expires 2026	804	829
Expires 2027	717	719
Expires 2028	480	480
Expires 2029	2,731	2,732
Expires 2030	2,102	3,120
Expires 2031	1,391	3,439
Expires 2032	4,755	6,432
Expires 2033	9,292	10,297
Expires 2034	10,359	10,264
Expires 2035	14,208	15,609
Expires 2036	25,575	28,528
Expires 2037	27,374	31,963
Expires 2038	27,650	31,264
Expires 2039	20,109	25,580
Expires 2040	16,371	13,708
Expires 2041	24,493	20,816
Expires 2042	32,595	32,773
Expires 2043	17,659	21,823
Expires 2044	17,561	—
	256,648	260,802

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

20. Loss per share

The following reflects consolidated comprehensive loss and weighted average number of shares used in the basic and diluted loss per share computations:

	Year ended
	December 31, 2024	December 31, 2023	December 31, 2022
Net loss attributed to shareholders	(13,680)	(17,887)	(165,678)
Basic weighted average number of shares (in 000s)	24,400	24,853	25,442
Basic and diluted loss per share	(0.56)	(0.72)	(2.17)

The outstanding stock options and warrants were excluded from the calculation of diluted loss per share because their effect is anti-dilutive.

21. Capital management

The Company’s objectives when managing capital are to maintain financial flexibility in order to preserve its ability to meet financial obligations and continue as a going concern, and to deploy capital to provide future investment return to its shareholders.

The Company sets the amount and type of capital required relative to its assessment of risk and makes adjustments when necessary to respond to changes to economic conditions, the risk characteristics of the underlying assets, and externally imposed capital requirements. In order to maintain or modify its capital structure, the Company may issue new shares, seek other forms of financing, or sell assets to reduce debt.

The Company manages the following as capital:

	As at
	December 31, 2024	December 31, 2023
Share capital	389,717	389,806
Contributed surplus	37,424	35,503
Deficit	(345,508)	(331,828)
Credit facility	48,792	49,405
Debentures	35,257	37,020

There have been no changes in the Company’s definition of capital, capital management objectives, policies and processes during the year. There are certain capital requirements of the Company resulting from the Company’s credit facility that include financial covenants and ratios. Management uses these capital requirements in the decisions made in managing the level and make-up of the Company’s capital structure. The Company was in compliance with all of the financial covenants as at December 31, 2024 and December 31, 2023.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

22. Goodwill and indefinite-life intangible assets

Goodwill and indefinite-life intangible assets are attributed to CGUs or groups of CGUs to which they relate. Annual impairment testing was performed as at December 31, 2024 for goodwill and indefinite-life intangible assets by comparing the carrying value of net assets within the CGU to the recoverable amount of that CGU. Management tested the individual CGUs, being the Carta and the remaining Mogo related entities CGU.

The recoverable amount of the CGUs to which goodwill and indefinite life intangibles are allocated were determined based on a value in use assessment using Level 3 inputs in a discounted cash flow analysis.

Management applied a range of assumptions in assessing the value in use of the Carta and Mogo CGUs. The significant assumptions applied in the determination of the recoverable amount are described below:

•
Cash flows: Estimated cash flows were projected based on actual operating results from internal sources, estimated loan origination and volume growth, as well as industry and market trends. Estimated cash flows are primarily driven by forecasted revenues and operating costs. The forecast period was for 5 years with a terminal value calculation thereafter.

•
Terminal value growth rate: The terminal growth rate is based on historical and projected economic indicators, including the gross domestic product growth rate and takes into consideration factors including the nature of industry and level of market maturity. A rate of 7% was applied in the assumption.

•
Pre-tax discount rate: The pre-tax discount rate is reflective of the CGUs Weighted Average Cost of Capital (“WACC”). The WACC was estimated based on the risk-free rate, equity risk premium, beta adjustment to the equity risk premium based on a direct comparison approach, an unsystematic risk premium, and an after-tax cost of debt based on the interest rate of the Company’s debts.
The range of pre-tax discount rates applied were 15-18% for the Mogo CGU and Carta CGU respectively.

•
Tax rate: The tax rates used in determining the future cash flows were those substantively enacted at the respective valuation date.

As a result of the impairment test as at December 31, 2024, management concluded that the recoverable amount of each respective CGU was higher than the carrying value of its net assets in each of the range of assumptions noted above. Therefore, no impairment was recognized on goodwill and indefinite life intangible assets for the year ended December 31, 2024.

As at December 31, 2024, the carrying value of goodwill and indefinite life intangible assets attributable to the Carta CGU is $24,315 and $1,000, respectively (December 31, 2023 – $24,315 and $1,000, respectively). The carrying value of goodwill attributable to the remaining Mogo related entities CGU is $14,040 (December 31, 2023 – $14,040). The amounts by which the value in use of the CGUs exceeded their carrying value were $14,376 and $36,096 for the Carta and Mogo CGUs, respectively. A 3.6% increase in the pretax discount rates would be required in order for the CGUs’ recoverable amount to be equal to their carrying value.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

23. Fair value of financial instruments

The fair value of a financial instrument is the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants which takes place in the principal (or most advantageous) market at the measurement date. The fair value of a liability reflects its non-performing risk. Assets and liabilities recorded at fair value in the consolidated statements of financial position are measured and classified in a hierarchy consisting of three levels for disclosure purposes. The three levels are based on the priority of the inputs to the respective valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). An asset or liability's classification within the fair value hierarchy is based on the lowest level of significant input to its valuation. The input levels are defined as follows:

•
Level 1: Unadjusted quoted prices in an active market for identical assets and liabilities.
•
Level 2: Quoted prices in markets that are not active or inputs that are derived from quoted prices of similar (but not identical) assets or liabilities in active markets.
•
Level 3: Unobservable inputs that are supported by little or no market activity and are significant to the estimated fair value of the assets or liabilities.
(a)
Valuation process

The Company maximizes the use of quoted prices from active markets, when available. A market is regarded as active if transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis. Where independent quoted market prices are not available, the Company uses quoted market prices for similar instruments, other third-party evidence or valuation techniques.

The fair value of financial instruments determined using valuation techniques include the use of recent arm’s length transactions and discounted cash flow analysis for investments in unquoted securities, discounted cash flow analysis for derivatives, third-party pricing models or other valuation techniques commonly used by market participants and utilize independent observable market inputs to the maximum extent possible.

The use of valuation techniques to determine the fair value of a financial instrument requires management to make assumptions such as the amount and timing of future cash flows and discount rates and incorporate the Company’s estimate of assumptions that a market participant would make when valuing the instruments.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

23. Fair value of financial instruments (Continued from previous page)

(b)
Accounting classifications and fair values

The following table shows the carrying amount and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. During the year ended December 31, 2024 and 2023, there have not been any transfers between fair value hierarchy levels except for the transfers indicated in Note 23(c)(i) related to the investment portfolio.

		Carrying amount				Fair value
As at December 31, 2024	Note	FVTPL	Financial asset at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value
Marketable securities	6	26,085	—	—	26,085	26,085	—	—	26,085
Investment portfolio		11,991	—	—	11,991	—	—	11,991	11,991
		38,076	—	—	38,076
Financial assets not measured at fair value
Cash and cash equivalent		—	8,530	—	8,530	8,530	—	—	8,530
Restricted cash		—	2,508	—	2,508	2,508	—	—	2,508
Loans receivable	4	—	72,696	—	72,696	—	72,696		72,696
Other receivables		—	9,491	—	9,491	—	9,491	—	9,491
		—	93,225	—	93,225
Financial liabilities not measured at fair value
Accounts payable, accruals and other		—	—	22,096	22,096	—	22,096	—	22,096
Credit facility	11	—	—	48,792	48,792	—	48,792	—	48,792
Debentures	12	—	—	35,287	35,287	—	33,911	—	33,911
		—	—	106,175	106,175

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

23. Fair value of financial instruments (Continued from previous page)

(b)
Accounting classifications and fair values (Continued from previous page)

		Carrying amount				Fair value
As at December 31, 2023	Note	FVTPL	Financial asset at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value
Marketable securities	6	26,332	—	—	26,332	26,332	—	—	26,332
Investment portfolio		11,436	—	—	11,436	—	—	11,436	11,436
		37,768	—	—	37,768
Financial assets not measured at fair value
Cash and cash equivalent		—	16,133	—	16,133	16,133	—	—	16,133
Restricted cash		—	1,737	—	1,737	1,737	—	—	1,737
Loans receivable	4	—	74,272	—	74,272	—	74,272	—	74,272
Other receivables		—	11,750	—	11,750	—	11,750	—	11,750
		—	103,892	—	103,892
Financial liabilities measured at fair value
Derivative financial liabilities		34	—	—	34	—	34	—	34
		34	—	—	34
Financial liabilities not measured at fair value
Accounts payable, accruals and other		—	—	23,904	23,904	—	23,904	—	23,904
Credit facility	11	—	—	49,405	49,405	—	49,405	—	49,405
Debentures	12	—	—	36,783	36,783	—	34,997	—	34,997
		—	—	110,092	110,092

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

23. Fair value of financial instruments (Continued from previous page)

(c)
Measurement of fair values:

(i) Valuation techniques and significant unobservable inputs

The following tables show the valuation techniques used in measuring Level 3 fair values for financial instruments in the consolidated statements of financial position, as well as the significant unobservable inputs used.

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value
Investment portfolio: Equities Unlisted

• Price of recent investments in the investee company

• Implied multiples from recent transactions of the underlying investee companies

• Offers received by investee companies

• Revenue multiples derived from comparable public companies and transactions

• Option pricing model

• Third-party transactions

• Revenue multiples (1.9-3.0, 2023: 2.0-3.0)

• Balance sheets and last twelve-month revenues for certain of the investee companies

• Equity volatility (50-130%, 2023: 50-130%)

• Time to exit events

• Discount for lack of marketability (0-20%, 2023: 0-20%)

• Increases in revenue multiples increases fair value

• Increases in equity volatility can increase or decrease fair value depending on class of shares held in the investee company

• Increases in estimated time to exit event can increase or decrease fair value depending on class of shares held in the investee company

Partnership interest and others	• Adjusted net book value	• Net asset value per unit • Change in market pricing of comparable companies of the underlying investments made by the partnership	• Increases in net asset value per unit or change in market pricing of comparable companies of the underlying investment made by the partnership can increase fair value

Loans receivable non-current	• Discounted cash flows: Considering expected prepayments and using management’s best estimate of average market interest rates with similar remaining terms.	• Expected timing and amount of cash flows • Discount rate	• Changes to the expected amount and timing of cash flow changes fair value • Increases to the discount rate can decrease fair value

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

23. Fair value of financial instruments (Continued from previous page)

(i) Valuation techniques and significant unobservable inputs (Continued from previous page)

The following table presents the changes in fair value measurements of the Company’s investment portfolio recognized at fair value at December 31, 2024 and December 31, 2023 and classified as Level 3:

	As at
	December 31, 2024	December 31, 2023
Balance, beginning of the period	11,436	11,915
Disposal	(200)	(152)
Unrealized exchange gain (loss)	662	(201)
Realized loss on investment portfolio	(120)	(508)
Unrealized gain on investment portfolio	213	382
Balance, end of the period	11,991	11,436

The fair value of the Company's current loans receivable, other receivables, and accounts payable, accruals and other approximates its carrying values due to the short-term nature of these instruments. The fair value of the Company's credit facility approximates its carrying amount due to its variable interest rate, which approximates a market interest rate. The fair value of the Company's debentures was determined based on a discounted cash flow analysis using observable market interest rates for instruments with similar terms.

(ii) Sensitivity analysis

For the fair value of equity securities, reasonably possible changes at the reporting date to one of the significant unobservable inputs, holding other inputs constant, would have the following effects.

		Profit or loss
		Increase	Decrease
Investment portfolio:
December 31, 2024	Adjusted market multiple (5% movement)	600	(600)

December 31, 2023	Adjusted market multiple (5% movement)	572	(572)

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

24. Nature and extent of risk arising from financial instruments

Risk management policy

In the normal course of business, the Company is exposed to financial risk that arises from a number of sources. Management’s involvement in operations helps identify risks and variations from expectations. As a part of the overall operation of the Company, Management takes steps to avoid undue concentrations of risk. The Company manages these risks as follows:

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counter‑party to a financial instrument fails to meet its contractual obligations and arises primarily from the Company’s loans receivable. The maximum amount of credit risk exposure is limited to accounts receivable, brokerage firm receivables and the gross carrying amount of the loans receivable disclosed in these consolidated financial statements.

The Company acts as a lender of unsecured consumer loans and lines of credit and has little concentration of credit risk with any particular individual, company or other entity, relating to these services. However, the credit risk relates to the possibility of default of payment on the Company’s loans receivable. The Company performs on‑going credit evaluations, monitors aging of the loan portfolio, monitors payment history of individual loans, and maintains an allowance for loan loss to mitigate this risk.

The credit risk decisions on the Company’s loans receivable are made in accordance with the Company’s credit policies and lending practices, which are overseen by the Company’s senior management. Credit quality of the customer is assessed based on a credit rating scorecard and individual credit limits are defined in accordance with this assessment. The consumer loans receivable is unsecured. The Company develops underwriting models based on the historical performance of groups of customer loans which guide its lending decisions. To the extent that such historical data used to develop its underwriting models is not representative or predictive of current loan book performance, the Company could suffer increased loan losses.

The Company cannot guarantee that delinquency and loss levels will correspond with the historical levels experienced and there is a risk that delinquency and loss rates could increase significantly.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due or will not receive sufficient funds from its third-party lenders to advance to the Company’s customers. The Company manages all liquidity risk through maintaining a sufficient working capital amount through daily monitoring of controls, cash balances and operating results. The Company’s principal sources of cash are funds from operations, which the Company believes will be sufficient to cover its normal operating and capital expenditures.

The Company’s accounts payable and accruals are substantially due within 12 months. The maturity schedule of the Company’s credit facility and debentures are described below. Management’s intention is to continue to refinance any outstanding amounts owing under the credit facility and debentures, in each case as they become due and payable. The debentures are subordinated to the credit facility which has the effect of extending the maturity date of the debentures to the later of contractual maturity or the maturity date of credit facility. See Note 11 and 12 for further details.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

24. Nature and extent of risk arising from financial instruments (Continued from previous page)

The following table summarizes our commitments as at December 31, 2024:

	2025	2026	2027	2028
Commitments - operational
Lease payments	1,137	1,009	588	—
Accounts payable	4,515	—	—	—
Accruals and other	17,435	—	—	—
Other purchase obligations	812	584	642	221
Interest – Credit facility (Note 11)	—	6,134	—	—
Interest – Debentures (Note 12)	3,012	683	—	—
	26,911	8,410	1,230	221
Commitments – principal repayments
Credit facility (Note 11)(2)	—	48,792	—	—
Debentures (Note 12) (1)(2)	2,113	33,144	—	—
	2,113	81,936	—	—
Total contractual obligations	29,024	90,346	1,230	221

(1) The debenture repayments are payable in either cash or Common Shares at Mogo’s option. The number of Common Shares required to settle the principal repayments is variable based on the Company's share price at the repayment date.

(2) The maturity date of these commitments were extended to 2029 subsequent to year-end.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: interest rate risk, currency risk and other price risk, such as equity price risk and commodity risk. Financial instruments that could be affected by market risk include cash, investment portfolio, credit facilities, debentures, derivative financial assets and derivative financial liabilities.

Given the concentration of our investments, a 10% change in the market value of WonderFi Technologies Inc. shares would have an impact of $2.6 million on the statement of comprehensive income (loss).

Interest rate risk

Changes in market interest rates may have an effect on the cash flows associated with some financial assets and liabilities, known as cash flow risk, and on the fair value of other financial assets or liabilities, known as price risk. The Company is exposed to interest rate risk primarily relating to its credit facility that bear interest fluctuating with the Secured Overnight Financing Rate (“SOFR”). The credit facility does not have a SOFR floor. As at December 31, 2024, SOFR is 4.49% (December 31, 2023 – 5.38%). For the year ended December 31, 2024, a 100-basis point change in SOFR would increase or decrease credit facility interest expense by $315 (December 31, 2023 – $386). The debentures have fixed rates of interest and are not subject to variability in cash flows due to interest rate risk.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

24. Nature and extent of risk arising from financial instruments (Continued from previous page)

Currency risk

Currency risk is the risk that changes in foreign exchange rates may have an effect on future cash flows associated with financial instruments. The Company is primarily exposed to foreign currency risk on the following financial instruments denominated in U.S. dollars. As at December 31, 2024, a 5% increase or decrease in the U.S. dollar exchange rate would increase or decrease the unrealized exchange gain (loss) by $166 (December 31, 2023 – $123).

	As at
($000 USD)	December 31, 2024	December 31, 2023
Cash	39	38
Investment portfolio	5,838	5,813
Debentures	(3,574)	(3,971)

Other price risk

Other market price risk is the risk that the fair value of the financial instrument will fluctuate as a result of changes in market prices (other than those arising from interest rate risks or currency risk), whether caused by factors specific to an individual investment or its issuers or factors affecting all instruments traded in the market. The investment portfolio comprises of non-listed closely held equity instruments which have minimal exposure to market prices. The valuation of the investment portfolio is conducted on a quarterly basis.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

25. Equity

(a)
Share capital

The Company’s authorized share capital is comprised of an unlimited number of Common Shares with no par value and an unlimited number of preferred shares issuable in one or more series. The Board is authorized to determine the rights and privileges and number of shares of each series of preferred shares.

As of August 14, 2023, Mogo completed a share consolidation of the Company's issued and outstanding common shares (the "Share Consolidation") at a consolidation ratio of 3-for-1. All references to common shares, warrants, derivative warrant liabilities, stock options, and RSUs have been retrospectively adjusted to reflect the Share Consolidation.

As at December 31, 2024 there were 24,472,377 (December 31, 2023 – 24,515,909) Common Shares and no preferred shares issued and outstanding.

For the year ended December 31, 2024, the Company repurchased 44,741 Common Shares for cancellation under the share repurchase program at an average price of CAD $2.67 per share, for a total repurchase cost of $104.

For the year ended December 31, 2023, the Company repurchased 474,353 Common Shares for cancellation under the share repurchase program at an average price of CAD $2.36 per share, for a total repurchase cost of $1,193.

(b)
Treasury share reserve

The treasury share reserve comprises the cost of the shares held by the Company. As at December 31, 2024, the Company held 190,706 Common Shares in reserve (December 31, 2023 – 190,706).

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

25. Equity (Continued from previous page)

(c)
Options

The Company has a stock option plan (the “Plan”) that provides for the granting of options to directors, officers, employees and consultants. The exercise price of an option is set at the time that such option is granted under the Plan. The maximum number of Common Shares reserved for issuance under the Plan is the greater of i) 15% of the number of Common Shares issued and outstanding, and ii) 1,266,667. As a result of a business combination with Mogo Finance Technology Inc. completed on June 21, 2019, there were additional options issued, which were granted pursuant to the Company’s prior stock option plan (the “Prior Plan”). As at December 31, 2024, there are 15,000 of these options outstanding that do not contribute towards the maximum number of Common Shares reserved for issuance under the Plan as described above.

Each option entitles the holder to receive one Common Share upon exercise. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither right to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of expiry. Options issued under the Plan have a maximum contractual term of eight years and options issued under the Prior Plan have a maximum contractual term of ten years.

A summary of the status of the stock options and changes in the period is as follows:

	Options outstanding (000s)	Weighted average grant date fair value $	Weighted average exercise price $	Options exercisable (000s)	Weighted average exercise price $
Balance, December 31, 2022	3,207	—	9.09	1,236	11.22
Options issued	1,362	1.80	2.41	—	—
Forfeited	(1,071)	9.02	9.07	—	—
Balance, December 31, 2023	3,498	—	5.56	1,499	8.18
Options issued	270	1.67	2.15	—	—
Exercised	(2)	8.83	2.12	—	—
Forfeited	(1,006)	8.26	7.05	—	—
Balance, December 31, 2024	2,760	—	2.69	1,543	3.06

The above noted options have expiry dates ranging from May 2025 to December 2032.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

25. Equity (Continued from previous page)

(c)
Options (Continued from previous page)

With the exception of performance-based stock options, the fair value of each option granted was estimated using the Black-Scholes option pricing model with the following assumptions:

Year ended
	December 31, 2024	December 31, 2023
Risk-free interest rate	2.73 - 3.51%	3.02 - 4.30%
Expected life	5 years	5 years
Expected volatility in market price of shares	91 - 92%	90 - 91%
Expected dividend yield	0%	0%
Expected forfeiture rate	0% - 15%	0% - 15%

These options generally vest monthly over a four-year period after an initial one-year cliff.

Volatility of the above options if based on the Company's market share price over the last 5 years.

Total stock-based compensation costs related to options and RSUs for the year ended December 31, 2024 was $1,938 (December 31, 2023 – $2,457).

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

25. Equity (Continued from previous page)

(d) Warrants

	Warrants outstanding (000s)	Weighted average exercise price $	Warrants exercisable (000s)	Weighted average exercise price $
Balance, December 31, 2022	663	13.80	625	14.40
Warrants issued	89	2.79	—	—
Warrants expired	(394)	6.09	(394)	6.09
Balance, December 31, 2023	358	20.53	280	25.46
Warrants issued	500	2.15	—	—
Warrants exercised	—	—	—	—
Warrants expired	(89)	51.15	(89)	51.15
Balance, December 31, 2024	769	5.02	402	7.59

The 768,630 warrants outstanding noted above have expiry dates ranging from June 2025 to August 2027 and do not include the stock warrants accounted for as a derivative financial liability.

The derivative financial liabilities are comprised of 1,018,519 USD stock warrants with an expiry date of June 2025 and a weighted average exercise price of $17.88. The stock warrants are classified as a liability under IFRS by the sole virtue of their exercise price being denominated in USD. As such, the warrants are subject to revaluation under the Black Scholes model at each reporting date, with gains and losses recognized to the consolidated statements of operations and comprehensive income (loss). The balance for the current period is nil (December 2023 - $34).

During the year ended December 31, 2021, the Company issued 190,961 warrants to purchase Common Shares with exercise prices ranging from USD $16.89 to USD $37.89 per warrant in connection with broker services rendered on offerings during the period. As at December 31, 2024, 101,852 of these warrants remain outstanding and exercisable.

On August 11, 2023, Mogo entered into an extended agreement with Postmedia Network Inc. (“Postmedia”) which is effective January 1, 2023. Under the extended agreement Mogo will receive discounted access to Postmedia’s network. As part of the extended agreement, the companies agreed to: (1) amend the exercise price of the 77,778 outstanding warrants of the Company held by Postmedia to $2.79 per share, each such warrant entitling Postmedia to acquire one Mogo share, and (2) extend the term of these warrants from January 25, 2023 to September 20, 2025. In addition, in 2023 Mogo issued an additional 89,000 warrants, each such new warrant entitling Postmedia to acquire one Mogo share at the same price as the amended warrants. On August 9, 2024 Mogo issued 500,000 warrants to Postmedia as part of the marketing collaboration agreement with an exercise price of $2.15 and an expiry date of August 9, 2027. Management determined that the fair value of the service received could not be estimated reliably and therefore measured their value based on the fair value of the equity instruments granted. The expense related to these warrants was determined using the Black Scholes model.

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

26. Related party transactions

Related party transactions during the year ended December 31, 2024, include transactions with debenture holders that incur interest. The related party debentures balance as at December 31, 2024, totaled $136 (December 31, 2023 – $290). The debentures bear annual coupon interest of 8.0% (December 31, 2023 – 8.0%) with interest expense for the year ended December 31, 2024, totaling $14 (December 31, 2022 – $24). The related parties involved in such transactions include Company shareholders, officers, directors, and management, close members of their families, or entities which are directly or indirectly controlled by close members of their families. The debentures are ongoing contractual obligations that are used to fund the Company's corporate and operational activities.

In the year ended December 31, 2024, the Company incurred $88 of sponsorship expenses (December 31, 2023 – $175) with a company owned by a director of Mogo.

Key management personnel

Key management personnel (“KMP”) are those persons having authority and responsibility for planning, directing, and controlling the activities of the entity, directly or indirectly. KMP consist of directors and executive officers of the Company.

During the year ended December 31, 2024, KMP were granted 110,000 stock options with a fair value of $179 at the grant date (December 31, 2023 – 832,999 stock options with a fair value of $1,481 at the grant date).

Aggregate compensation of KMP recorded as expenses in the consolidated statement of operations and comprehensive income (loss) during the year consisted of:

	Year ended
	December 31, 2024	December 31, 2023
Salary and short – term benefits	1,387	1,940
Stock-based compensation	874	1,278
Termination benefits	—	163
	2,261	3,381

Mogo Inc.

Notes to the Consolidated Financial Statements

(Expressed in thousands of Canadian dollars, except per share amounts)

For the years ended December 31, 2024 and 2023

27. Cash flow changes from financing activities

Details of changes in financing activities for the year ended December 31, 2024 are as follows:

			Non-cash changes
	January 1, 2024	Cash flows	Conversion/ Other	Foreign exchange	Fair Value/ Amortization	December 31, 2024
Share capital	389,806	(104)	15	—	—	389,717
Lease liability	2,709	(608)	(560)	—	—	1,541
Credit facility	49,405	(613)	—	—	—	48,792
Debentures	36,783	(2,192)	(84)	419	361	35,287
Total	478,703	(3,517)	(629)	419	361	475,337

Details of changes in financing activities for the year ended December 31, 2023 are as follows:

			Non-cash changes
	January 1, 2023	Cash flows	Conversion/ Other	Foreign exchange	Fair Value/ Amortization	December 31, 2023
Share capital	391,243	(1,193)	(244)	—	—	389,806
Lease liability	3,280	(571)	—	—	—	2,709
Credit facility	46,180	3,225	—	—	—	49,405
Debentures	38,266	(2,393)	(84)	18	976	36,783
Total	478,969	(932)	(328)	18	976	478,703

Details of changes in financing activities for the year ended December 31, 2022 are as follows:

			Non-cash changes
	January 1, 2022	Cash flows	Conversion/ Other	Foreign exchange	Fair Value/ Amortization	December 31, 2022
Share capital	392,628	(1,558)	173	—	—	391,243
Lease liability	3,948	(668)	—	—	—	3,280
Credit facility	44,983	1,197	—	—	—	46,180
Debentures	39,794	(2,050)	—	429	93	38,266
Total	481,353	(3,079)	173	429	93	478,969

28. Subsequent events

On February 26, 2025, the Company amended its credit facility to extend the maturity date by three years, until January 2, 2029. Additionally, the interest rate was reduced by 100 basis points to 7% + SOFR.